Exhibit 4.6
STOCK OPTION GRANT NOTICE
COMMUNITY WEST BANCSHARES 2025 OMNIBUS INCENTIVE PLAN

Community West Bancshares, a California corporation (the “Company”), pursuant to its 2025 Omnibus Incentive Plan (the “Plan”), hereby grants to Participant an option to purchase the number of shares of the Company’s Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice (this “Grant Notice”) and in the Stock Option Agreement (attached hereto), and the Plan, both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein but defined in the Plan or the Stock Option Agreement will have the same meaning as in the Plan or the Stock Option Agreement. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.
    Name of Participant:
Date of Grant:
Number of Shares of Stock Subject to Option:
Exercise Price (Per Share):
Expiration Date:                    __ Years From Date of Grant
Type of Grant:         [Insert Incentive Stock Option or Nonqualified Stock Option.1]
Vesting Schedule:         [To be inserted.]

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Plan. Participant acknowledges and agrees that this Grant Notice and the Stock Option Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire agreement and understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, promises and representations on that subject with the exception of (i) Awards previously granted and delivered to Participant and (ii) any clawback or other recoupment policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

COMMUNITY WEST BANCSHARES        PARTICIPANT:

By:
Title:                            Date:
Date:

ATTACHMENTS: Stock Option Agreement, the Plan and Plan Prospectus.
1 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonqualified Stock Option.

Exhibit 4.6

STOCK OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONQUALIFIED STOCK OPTION)

COMMUNITY WEST BANCSHARES 2025 OMNIBUS INCENTIVE PLAN

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement (this “Agreement”), Community West Bancshares, a California corporation (the “Company”) has granted you an Award under its 2025 Omnibus Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice (the “Option”). The Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same meaning as in the Plan. If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. The details of the Option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.Grant of the Option. The Option was granted in consideration of your services to the Company or its Affiliate.

2.Vesting. Subject to the limitations contained herein, your Option will vest as provided in your Grant Notice. Vesting will cease upon your Termination. Upon your Termination, the portion of the Option that was not vested on the date of such Termination will be subject to Section 5(f) of the Plan.

3.Number of Shares and Exercise Price. The number of shares of Stock subject to your Option and the exercise price per share set forth in your Grant Notice will be adjusted from time to time for capitalization adjustments, as provided in the Plan. Any additional shares that become subject to the Option pursuant to this Section 3, if any, shall be subject, in a manner determined by the Committee, to the same forfeiture restrictions, restrictions on transferability and time and manner of delivery as applicable to the other shares covered by your Option. Notwithstanding the provisions of this Section 3, no fractional shares of Stock or rights for fractional shares of Stock shall be created pursuant to this Section 3. Any fraction of a share of Stock will be rounded down to the nearest whole share of Stock.

4.Whole Shares. You may exercise your Option only for whole shares of Stock.

5.Securities Law Compliance. In no event may you exercise your Option unless the shares of Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares of Stock would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with all other applicable laws and regulations governing your Option and the Company’s policies, and you may not exercise any portion of your Option if the Company determines that such exercise would not be in material compliance with such laws, regulations or Company policies, if applicable.

Exhibit 4.6

6.Term. You may not exercise your Option after the Expiration Date. The term of your Option shall expire upon the earlier of (a) a Termination in accordance with Section 2 hereof and (b) 11:59 P.M. Pacific Time on the Expiration Date.

7.Exercise.

(a)You may exercise the vested portion of your Option during its term by (i) completing the written Exercise Notice attached hereto as Exhibit A or such documents designated by the Company, or a third party designated by the Company, for exercise, and (ii) paying the exercise price and any applicable withholding taxes, and providing such additional documents as the Company may then require.

(b)By exercising your Option, you agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your Option or (ii) the disposition of shares of Stock acquired upon such exercise.

(c)If your Option is an Incentive Stock Option, by exercising your Option you agree that you will notify the Company in writing within 15 days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two years after the Date of Grant or within one year after such shares of Common Stock are transferred upon exercise of your Option.

8.Transferability of Options. Except as set forth in the following sentences or as otherwise permitted by the Company and applicable law, your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Upon receiving written permission from the Committee or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this Option and receive the Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise the Option and receive, on behalf of your estate, the Stock resulting from such exercise.

9.Dividends. You shall receive no benefit or adjustment to your Option with respect to any cash dividend, stock dividend or other distribution that does not result from the adjustment provided in Section 11 of the Plan.

10.Restrictive Legends. The shares of Stock issued under your Option shall be endorsed with appropriate legends, if applicable, as determined by the Company.

11.Nature of Grant. In accepting the Award, you acknowledge and agree that:

Exhibit 4.6
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(b)the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of an Option, even if the Option or other awards have been granted in the past;

(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)your participation in the Plan is voluntary;

(e)the future value of the shares of Stock underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(f)no claim or entitlement to compensation or damages shall arise from forfeiture of your Options resulting from your Termination (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, in consideration of the Option, you agree not to institute any claim against the Company or, if different, the Service Recipient;

(g)for purposes of the Option, your employment will be considered terminated as of the date you are no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any), and unless otherwise determined by the Company, your right to vest will terminate as of such date in accordance with Section 2 hereof and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any); the Committee or its delegate shall have the exclusive discretion to determine when you are no longer actively providing service for purposes of the Award (including whether you may still be considered to be providing service while on a leave of absence); and

(h)the Option and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Option or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting shares of Stock.

12.Award Not a Service Contract. This Agreement is not an employment or service contract, and nothing in this Agreement will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service.

Exhibit 4.6
13.Withholding Obligations.

(a)At the time you exercise your Option, in whole or in part, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the shares of Stock issuable to you and otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any of its Affiliates that arise in connection with your exercise (the “Withholding Taxes”). Additionally, the Company or any of its Affiliates may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your exercise by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or its Affiliate; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, whereby Withholding Taxes may be satisfied with a portion of the shares of Stock to be delivered in connection with your exercise by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell a portion of the shares of Stock and to deliver all or part of the sale proceeds to the Company or its Affiliates in payment of the amount necessary to satisfy the Withholding Taxes obligation; (iv) withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Option with an aggregate Fair Market Value (measured as of the date of exercise) equal to the amount of such Withholding Taxes; provided, that, to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Committee; or (v) such other arrangements as are satisfactory to the Committee.

(b)You may not exercise your Option unless the tax withholding obligations of the Company and any Affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company will have no obligation to issue a certificate for such shares of Stock or release such shares of Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

(c)In the event the Company’s or an Affiliate’s obligation to withhold arises prior to the delivery to you of shares of Stock or it is determined after the delivery of shares of Stock to you that the amount of the Company’s or an Affiliate’s withholding obligations was greater than the amount withheld by the Company or an Affiliate, you agree to indemnify and hold the Company and its Affiliates harmless from any failure by the Company or an Affiliate to withhold the proper amount.

14.Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its officers, directors, employees or Affiliates, related to tax liabilities arising from your Option or your other compensation. In particular, you acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Stock on the Date of Grant, and there is no other impermissible deferral of compensation associated with the Option.

Exhibit 4.6

15.Notices. Any notices provided for in your Option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Option by electronic means or to request your consent to participate in the Plan by electronic means.

16.Governing Plan Document. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan will control. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN YOU AND THE COMPANY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS RELATING TO ARBITRATION SET FORTH IN THE PLAN.

17.Clawback/Recoupment Policy. Your Option is subject to recoupment as set forth in the Plan.

18.Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.

19.Effect on Other Employee Benefit Plans. The value of this Option will not be included as compensation, earnings, salaries or other similar terms used when calculating your benefits under any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or other agreement or employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.

20.Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

21.Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any Section of

Exhibit 4.6
this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

22.Data Privacy. You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of personal data as described in Section 20(h) of the Plan (such Section 21(h) of the Plan is incorporated herein by reference and made a part hereof) by and among, as applicable, the Company, its Affiliates, third-party administrator(s) and other possible recipients for the exclusive purpose of implementing, administering and managing the Plan and Awards and your participation in the Plan. If you do not consent, or if you later seek to revoke your consent, your service status and career will not be affected. The only consequence of refusing or withdrawing your consent is that the Company would not be able to grant the shares of Stock to you or administer or maintain your Option. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your human resources representative.

23.Miscellaneous.

(a)The rights and obligations of the Company under your Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Option.

(c)You acknowledge and agree that you have reviewed your Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Option and fully understand all provisions of your Option.

(d)This Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition of all or substantially all of the business or assets of the Company.

This Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

Exhibit 4.6
Exhibit A

COMMUNITY WEST BANCSHARES 2025 OMNIBUS INCENTIVE PLAN
EXERCISE NOTICE
TO:        Community West Bancshares
        7100 N. Financial Dr., Suite 101
Fresno, CA 93720
        ATTN:

SUBJECT:    NOTICE OF EXERCISE OF STOCK OPTION

In respect to the stock option granted to the undersigned on , to purchase an aggregate of shares of the Company’s Common Stock, this is official notice that the undersigned hereby elects to exercise such option to purchase shares as follows:
NAME:
NUMBER OF SHARES:
DATE OF NOTICE:
MODE OF PAYMENT:
                    (Certified check, Personal check, Wire [specify])
PLEASE PROVIDE THE FOLLOWING INFORMATION:
BROKER FIRM NAME:
BROKER CONTACT:

Signed:
Please send this notice of exercise to:
Community West Bancshares
7100 N. Financial Dr., Suite 101
Fresno, CA 93720
Attn:

A-1